EXHIBIT 99.1

PRESS RELEASE

                                                           FOR IMMEDIATE RELEASE


                    CENDANT EXTEND $67 PER SHARE TENDER OFFER
            FOR AMERICAN BANKERS INSURANCE GROUP TO SEPTEMBER 1, 1998


Stamford, CT and Parsippany, NJ, July 27, 1998 - Cendant Corporation (NYSE: CD) announced today it has extended its cash tender offer to purchase approximately
23.5 million common shares of American Bankers Insurance Group, Inc. (NYSE: ABI) at a price of $67 per share. The offer, which commenced on January 28, 1998, and was scheduled to expire at 5:00 p.m., New York City time, on Monday, August 3, 1998, has been extended through 5:00 p.m., new York City time, Tuesday, September 1, 1998, unless further extended.

As of 1:00 p.m. New York City time on July 27, 1998, 28,281,722 shares of American Bankers' stock had been tendered to Cendant under the terms of the tender offer, including 4,120,828 shares tendered pursuant to notices of guaranteed delivery.

The Information Agent for the Cendant offer is Innisfree M&A Incorporated. The Dealer Managers are Lehman Brothers and Merrill Lynch & Co.

Cendant (NYSE: CD) is the world's premier provider of consumer and business services. Cendant operates in three principal segments: Alliance Marketing, Travel and Real Estate Services. In Alliance Marketing, Cendant provides access to travel, shopping, auto, dining, and other services worldwide. In Travel Services, Cendant is the leading franchisor of hotels and rental car agencies worldwide, the premier provider o vacation exchange services, a leading fleet management company through PHH, and the U.K.'s largest car park operator through NPC. In Real Estate Services, Cendant is the world's premier franchisor of residential real estate brokerage offices, a major provider of mortgage services to consumers and a global leader in corporate employee relocation. Headquartered in Stamford, CT and Parsippany, NJ, the company has nearly 40,000 employees, operates in over 100 countries and makes approximately 100 million customer contacts annually.


Media Contacts:
Elliott Bloom                                        Jim Fingeroth/Victoria Weld
Vice President                                       Kekst and Company
Public Relations                                     (212) 521-4800
(973) 496-8414